Exhibit 99.1

September 28, 2026

Subject: CVR Cash Payment Notice for Distribution to Holders of Contingent Value Rights (CUSIP: 021CVR014)

Delivered to: Broadridge Corporate Issuer Solutions, LLC, solely in its capacity as Rights Agent, for distribution to the Holders

Dear CVR Holder,

This letter serves as formal notice pursuant to Section 2.4(a) of the Contingent Value Rights Agreement, dated as of July 17, 2026 (the "CVR Agreement"), by and between Aterian, Inc. ("Aterian" or the "Company") and Broadridge Corporate Issuer Solutions, LLC, as Rights Agent (the "Rights Agent"), regarding the occurrence of Proceeds Events and the resulting cash distribution to Holders of Contingent Value Rights (CVRs). Capitalized terms used but not defined herein have the meanings ascribed to them in the CVR Agreement.

CVR Distribution & Occurrence of Proceeds Events: Following the declaration of the CVR dividend to holders of record as of July 8, 2026, the CVRs were distributed to eligible holders on August 17, 2026. On July 17, 2026, the Company completed its asset sale to Trademark Global, LLC pursuant to the Asset Purchase Agreement, as well as the Second SPA Closing pursuant to the Securities Purchase Agreement. These transactions constitute Proceeds Events under Schedule A of the CVR Agreement.

CVR Payment Details:

●	Record Date: Close of business on July 8, 2026
●	CVR Distribution Date: August 17, 2026
●	CUSIP: 021CVR014
●	Cash Payment Date: On or about October 2, 2026
●	CVR Cash Payment Amount: Approximately $0.9936 per CVR, without interest

The cash payment of approximately $0.9936 per CVR will be distributed on or about October 2, 2026, in accordance with the payment procedures set forth in Section 2.4 of the CVR Agreement, subject to any required withholding of Taxes under applicable law. For holders holding CVRs in street name through Depository Trust Company (DTC) participants, payment will be delivered in a lump sum to DTC for subsequent distribution to beneficial owners.

This notice is for informational purposes only and does not require any action on your part, provided your tax documentation (IRS Form W-9 or Form W-8, as applicable) on file with your broker or the Rights Agent is current.

Sincerely,

ATERIAN, INC.

Arturo Rodriguez
Member of the Special Committee